Exhibit 10.4

AMENDED AND RESTATED
EMPLOYMENT AND NONCOMPETITION AGREEMENT

          This AGREEMENT made this 1st day of May 2003 by and between GLL & Associates, Inc., a North Carolina corporation (the “Company”), and Gary L. Lackey (“Employee”) amends and restates in its entirety that certain Employment and Noncompetition Agreement dated June 1, 1999 between the Company and the Employee. In consideration of the mutual covenants expressed herein, the parties agree for themselves, their heirs, successors and assigns, as follows:

W I T N E S S E T H:

          1. Employment. The Company shall continue to employ Employee, and Employee continues his employment, upon the terms and conditions as set forth in this Agreement.

          2. Term. Employee’s employment hereunder shall be for a term of 1094 days; provided, however, that unless and until notice of termination is given by the Company or Employee pursuant to this Agreement (or notice is given by the Company under Paragraph 3(a)(ii) below), the term of Employee’s employment shall be automatically extended each day, so as to make the term constant at 1094 days.

          3. Termination.

          (a) Employee’s employment may be terminated by the Company, without advance notice (except as provided below in Subclause (ii)), for Cause, which shall include (i) the commission of a wrongful act or acts by Employee that have or could have an adverse effect on the business, operations, financial condition or reputation of the Company, as determined by the Company in its discretion or (ii) the failure of Employee to perform diligently the duties required of him under this Agreement, as determined by the Company in its discretion, which failure has not been remedied, as determined by the Company in its discretion, within 30 days after the Company has given notice of such failure to Employee.

          (b) Employee’s employment under this Agreement may be terminated by the Company without advance notice at any time for any reason and without cause.

          (c) In the event that Employee’s employment hereunder is terminated by the Company other than for a reason set forth in Subparagraph (a) of this Paragraph 3, the Company shall, for the remainder of the current term of this Agreement, pay to Employee his salary and bonus (as set forth in Paragraph 4) under this Agreement through the end of its term; otherwise the Company shall have no further payment obligations hereunder after such date of termination.

          (d) If Employee becomes “permanently disabled,” the Company may give notice to Employee of such fact and upon such notice, his employment hereunder shall be terminated. For purposes of this Agreement, Employee shall be deemed “permanently disabled” if he suffers a physical or mental condition that prevents him from performing the material and substantial duties of his employment, as determined in accordance with the terms and conditions of the long-term disability insurance plan maintained by the Company for the benefit of Employee, or if Employee is not covered by such a plan, in accordance with guidelines adopted for such circumstances by the Company’s Board of Directors to be consistently applied among similarly situated employees, and such disability has continued uninterrupted for six months. This Agreement shall terminate upon the death of the Employee.

          (e) Employee may terminate his employment as follows: (i) at any time upon 1094 day’s notice; (ii) at any time on or after September 1, 2010 upon one year’s notice; and (iii) at any time Employee’s monthly base salary is reduced below $10,000 or his incentive payment with respect to Paragraph 4(iii) below is reduced below 10% of net operating income before taxes in excess of $2,000,000 upon 1 year’s notice.

          4. Compensation. As compensation for all services rendered by Employee pursuant to this Agreement, the Company shall pay Employee a monthly base salary of $12,000 and a monthly incentive payment. The formula for the calculation of the monthly incentive payment shall be determined annually by the Company based on goals and/or targets established by the Company for the calendar year. For the period beginning May 1, 2003 and ending on December 31, 2006, the incentive payment shall be calculated based on (i) 5% of the first $500,000 of net operating income before income taxes, (ii) 10% of the net operating income before taxes in excess of $500,000 and less than or equal to $2,000,000, and (iii) 12% of net operating income before taxes in excess of $2,000,000. Net operating income before taxes is solely comprised of such income arising from the business of the Company and shall be calculated in accordance with generally accepted accounting principles consistently applied. All of such payments shall be made in accordance with the Company’s general payroll policies then in effect.

          5. Benefits and Perquisites. During his term of employment hereunder, Employee shall be entitled to fringe benefits in accordance with the Company’s general policies. In addition, during the term of the Employee’s employment hereunder, the Company shall provide the Employee with the following:

          (a) three weeks of vacation per year;

          (b) $600 monthly automobile allowance;

          (c) $185 per month for local country club dues, and expenses for usage of the club as permitted by the Company in accordance with its general policies;

          (d) expenses for attendance at Company meetings and conventions as permitted by the Company in its discretion; and

          (e) health benefits on a family coverage basis under the Company’s standard health insurance plan.

          6. Duties. Employee shall perform such duties as are from time to time assigned to him by the Board of Directors of the Company, which shall include serving as the President of the Company, to be developed and managed in accordance with the Company’s overall objectives, policies, principles and practices.

          7. Extent of Service. Employee shall devote his entire time, attention and energies to the business of the Company and shall not during the term of this Agreement and the employment hereunder engage in any other business activity, whether such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written approval of the Board of Directors of the Company.

          8. Restrictive Covenants.

          (a) In the course of Employee’s employment with the Company, Employee will be provided with and have access to trade secrets of the Company, including without limitation knowledge and information involving customer lists and other confidential information and aspects of the business operations of the Company upon which the business success and competitive advantage of the Company depend. Employee acknowledges that such information, as well as all other matters of Company practices, procedure and policy, are highly confidential. Employee agrees that he will not use, divulge, publish or otherwise reveal, either directly or through another, to any person, firm or organization, during and after the term of his employment with the Company, any such knowledge or information and shall retain such knowledge and information in trust in a fiduciary capacity for the sole benefit of the Company, its successors and assigns. Upon expiration or termination of his employment by the Company, Employee agrees to return to the Company all documents (both originals and copies), including without limitation customer lists, books and records, form agreements, manuals, and other information (whether in electronic, paper or other form) that come into his possession during, by virtue of and in the course of his employment and that are in any way connected with or related to the Company’s business.

          (b) Based upon Employee’s acknowledgment of the confidential nature and unique value to the Company of the knowledge and information hereinabove referred to, and for the valuable consideration provided herein, Employee agrees (i) that during the term of his employment with the Company and for a term of two (2) years after the termination of Employee’s employment with the Company (or its successor or assigns), whether under this Agreement or otherwise, Employee will not, without the prior written consent of the Company’s Board of Directors, directly or indirectly, either as principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of the business), partner (general or limited), director or officer, consultant or in any other capacity participate in any business in competition with the Company or its affiliates (including Bank of Granite Corporation and its subsidiaries) within 50 miles of any North Carolina office of Bank of Granite Corporation or any of its subsidiaries, such determination as to the geographic scope of this covenant to be made as of the date of this Agreement (the “Territory”) and (ii) that for a period of two (2) years following termination of Employee’s employment with the Company, whether under this Agreement or otherwise, Employee shall not solicit business, in competition with the Company, from any customer or potential customer contacted by Employee during the term of his employment with the Company. Employee further acknowledges that the actual, intended or reasonably contemplated business activities and operations of the Company presently encompass the Territory and that the restrictive covenants contained in this Paragraph are fair and reasonable as applied to Employee within the Territory, and accurately reflect Employee’s intention to be bound thereby.

          Notwithstanding the foregoing, the covenants in Paragraph 8(b) shall not apply:

          (i) upon the sale or transfer of all or substantially all of the assets of Bank of Granite Corporation (except to an affiliate thereof) or upon the occurrence of a transaction, including a sale or transfer of capital stock or a merger involving Bank of Granite Corporation, after which a person or entity (other than an entity controlled by or under common control with Bank of Granite Corporation) acquires more than 50% of the voting capital stock of Bank of Granite Corporation;

          (ii) to Employee’s ownership and passive, non-management, involvement in the operations of and business conducted by Salem Mortgage Corporation (including acting as chairman of the board of directors); provided, however, that this exception shall only apply for so long as the business conducted by Salem Mortgage Company consists of the dealing of Subprime Paper (as defined below); and

          (iii) to Employee’s engagement and involvement in the dealing of Subprime Paper (as defined below) upon the termination of Employee’s employment under this Agreement other than for Cause (as defined in Paragraph 3).

          “Subprime Paper” means any loans that are not Fannie Mae or Freddie Mac conforming loans or FHA/VA loans.

          (c) The provisions of this Paragraph 8 shall be specifically enforceable.

          9. This Agreement supersedes any and all prior understandings, agreements and arrangements relating to and embodies the entire agreement and understanding of the parties with respect to the subject matter hereof.

          10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if delivered personally or served by certified or registered mail, return receipt requested, to the addresses listed below:

Company’s Address:	Bank of Granite P.O. Box 128 Granite Falls, North Carolina 28630 Attn: Chief Executive Officer

Employee’s Address:	Gary L. Lackey GLL & Associates, Inc. 154 Charlois Boulevard (27103) Post Office Box 25027 Winston-Salem, North Carolina 27114-5027

          11. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

          12. Written Agreement. The terms of agreement incorporated in this writing may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

          14. Survival. Any provision herein that by its nature and effect is to be observed, performed or kept after the termination of the employment relationship between the Company and Employee shall survive and be binding upon and for the benefit of the parties after such termination until fully observed, performed or kept.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLL & ASSOCIATES, INC.

By:	/s/ Charles M. Snipes

Charles M. Snipes, Chairman

EMPLOYEE:

/s/ Gary L. Lackey

Gary L. Lackey